United States of America

United States Patent and Trademark Office

POCKET SHOT ENERGY

Reg. No. 4,932,684

Registered Apr. 5, 2016

Int. Cl.: 32

TRADEMARK

PRINCIPAL REGISTER

POCKET SHOT, LLC (COLORADO LIMITED LIABILITY COMPANY)
32950 INVERNESS DRIVE
EVERGREEN, CO 80439

FOR: ENERGY DRINKS ENHANCED WITH VITAMINS, MINERALS, NUTRIENTS, AND CAFFEINE, IN CLASS 32 (U.S. CLS. 45, 46 AND 48).

FIRST USE 1-20-2016; IN COMMERCE 1-20-2016.

THE MARK CONSISTS OF STANDARD CHARACTERS WITHOUT CLAIM TO ANY PARTICULAR FONT, STYLE, SIZE, OR COLOR.

OWNER OF U.S. REG. NOS. 3,220,474 AND 3,242,825.

NO CLAIM IS MADE TO THE EXCLUSIVE RIGHT TO USE "ENERGY", APART FROM THE MARK AS SHOWN.

SN 85-634,629, FILED 5-24-2012.

GILBERT SWIFT, EXAMINING ATTORNEY

Michelle K. Lee

Director of the United States
Patent and Trademark Office